Exhibit 10.1

GRAIN PROCUREMENT AGREEMENT

THIS GRAIN PROCUREMENT AGREEMENT (the “Agreement”) is made and entered into as of April 26, 2007, by and between Husker Ag, LLC, a Nebraska limited liability company (“Husker Ag”), and J.E. Meuret Grain Co., Inc., a Nebraska corporation (“Meuret”).

RECITALS

A. Husker Ag currently operates an ethanol production plant near Plainview, Nebraska with a nameplate capacity of 20 million gallons per year (the “Existing Plant”), and Husker Ag is currently constructing additional plant capacity at its existing location that will add additional nameplate capacity of 40 million gallons per year to its plant (the “Plant Expansion”), (the Existing Plant and Plant Expansion shall be collectively referred to as the “Plant”);

B. Meuret is regularly engaged in the business of originating, storing, handling and marketing grain and, in particular, owns and operates a grain storage and handling facility, and other grain storage and handling facilities, in the region near Brunswick and Plainview, Nebraska; and

C. Meuret and Husker Ag desire to provide for the terms upon which Meuret will procure Grain (as defined in Section 2.1(a)) for Husker Ag as well as other matters affecting the operation of the Plant.

AGREEMENT

1. DEFINITIONS. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings in this Agreement:

(a) “Force Majeure” means natural catastrophes, strikes, lockouts, or other industrial disturbances, acts of the public enemy, wars, declared or undeclared, blockades, insurrections, riots, fires, civil disturbances, explosions, curtailment of power or natural gas, compliance with laws, governmental regulations, orders and requests, whether valid or not, curtailment or other inability to obtain equipment, supplies, materials, including Grain, or transportation facilities, breakdown of facilities, machinery or equipment and any other cause whether of the kinds herein enumerated or otherwise, not within the reasonable control of the party claiming suspension, all of which by the exercise of due diligence such party could not have reasonably foreseen and provided against; provided, however, that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty.

(b) “Freight Supplier” means any railroad, trucking company, individual trucker, shipping container company or other freight service provider.

(c) “Governmental Authority” means any federal, state, local or foreign court, governmental agency, authority, instrumentality or regulatory body with jurisdiction over the parties, the property of the parties or the activities described in or contemplated by this Agreement.

(d) “Governmental Requirement” means all laws, statutes, codes, ordinances and governmental rules, regulations and requirements of any Governmental Authority that are applicable to the parties, the property of the parties or activities described in or contemplated by this Agreement.

(e) “Grain Supplier” means any producer, reseller, marketer, handler or other merchant of Grain.

(f) “Service Fee” has the meaning ascribed thereto in Section 2.4(a) of this Agreement.

2. GRAIN PROCUREMENT.

2.1 Obligation to Supply and Procure.

(a) Meuret Obligation to Supply Grain. Subject to the Nedak and Bartlett Agreements (as defined below), the parties acknowledge and agree that Meuret shall have the exclusive right and obligation to provide Husker Ag with No. 2 yellow corn meeting the specifications described in this Agreement (the “Grain”) in the full amount necessary for the operation of the Plant during the term hereof and under the conditions herein set forth. Meuret will procure corn from various Grain Suppliers delivered to the Plant for current and deferred delivery. Meuret shall procure grain for Husker Ag at the lowest possible price. This right and obligation shall apply to the Existing Plant, the Plant Expansion and any and all other alterations, modifications or expansions thereof.

Meuret currently has procurement contracts with Nedak Ethanol, LLC and Bartlett Feed Mill (together, the “Nedak and Bartlett Agreements”). During the term of this Agreement, without the prior written consent of Husker Ag, Meuret shall not directly or indirectly through one of its affiliates: (i) enter in any other procurement or similar arrangements, whether oral or written, with any other person or entity; or (ii) intentionally sell corn to any other ethanol plant other than Nedak Ethanol, LLC (this includes any ethanol plant operating today or at anytime thereafter during the term of this Agreement). The parties agree that Meuret may enter into one or more agreements with Unified Soy Products, LLC related to soybeans and soybean meal.

(b) Husker Ag to Purchase Exclusively from Meuret. Except as provided by Section 2.1(c) and the Husker Trading Agreement (defined below), Husker Ag shall purchase all of Grain procured by Meuret that is necessary for operation of the Plant, including any and all other alterations, modifications or expansions thereof. Husker Ag currently has a grain procurement contract with Husker Trading, Inc. (the “Husker Trading Agreement”). Notwithstanding anything to the contrary herein, any grain purchased by Husker Ag that is procured by any other person or entity prior to the date of this Agreement shall be excluded from the terms and conditions of this Agreement, which includes, without limitation, all purchases by Husker Ag pursuant to the Husker Trading Agreement.

(c) Right to Direct Purchase. If, at any time, Husker Ag identifies Grain offered by a reliable provider/supplier other than Meuret at more favorable pricing (not including Service Fee) than offered by Meuret for similar grade, quality and delivery period, Husker Ag may direct Meuret, at Meuret’s sole discretion, to either (i) offer Grain to Husker Ag on the same or better terms and pricing, or (ii) purchase Grain from the identified supplier and deliver it to Husker Ag. If Meuret purchases such Grain from the identified supplier and delivers such Grain to the Plant, the price that Husker Ag pays shall be equal to price paid by Meuret, plus the Service Fee and the actual transportation costs incurred by Meuret, provided that Husker Ag shall be subject to the execution risk for such purchase.

Meuret will provide to Husker Ag, from time-to-time or upon request from Husker Ag, periodic cost comparisons of Grain from reliable suppliers (other than Meuret) for similar grade, quality and delivery period.

(d) Minimum Supply. Meuret shall ensure that Husker Ag maintains a minimum of four days’ supply of Grain in storage at the Plant at all times.

2.2 Estimated Grain Requirements. The parties expressly understand that Husker Ag’s notice of monthly Grain requirements shall be a good faith estimate and that the parties anticipate reasonable variations between delivery forecast and actual delivery requirements. Unless the parties otherwise agree, for purposes of this Agreement the phrase “reasonable variations” shall mean a variation of no more than ten percent (10%) between the delivery forecast and actual delivery requirements.

2.3 Grain Quality.

(a) Standard Grain Quality. The standard quality for Grain delivered under this Agreement shall: (i) be No. 2 yellow corn, having no more than a 15% moisture content; (ii) be graded in accordance with state and federal laws and in accordance with any reasonable standards set by Husker Ag; (iii) be merchantable and not be adulterated; and (iv) meet such additional specifications and standards as the parties may establish from time to time by mutual agreement, including without limitation standards and specifications related to test weight (determined with reference to moisture content), foreign material and mycotoxin and other toxin levels.

(b) Grain Not Meeting Quality Requirements. Husker Ag may, at its option: (i) reject any Grain delivered by Meuret or any Grain Supplier delivering Grain that does not meet the standards provided by Husker Ag (the “Discount Schedule”), or (ii) accept such Grain and apply the discounts set forth in the Discount Schedule on a load-by-load basis. Husker Ag may also establish daily or weekly average quality levels and may reject Grain if such average quality levels do not meet the standards described in the Discount Schedule.

(c) Changes to Discount Schedule. Husker Ag, in its sole discretion, may make changes to the Discount Schedule from time to time, provided that Husker Ag shall consult with Meuret regarding such changes and promptly provide notice to Meuret of such changes. All discounts and mix-and-blend revenue on Grain received at the Plant will be for the account of Husker Ag.

2.4 Service Fee.

(a) Service Fee. In addition to the agreed upon terms of such sales of Grain, Husker Ag agrees to pay Meuret a service fee of $[            ]*** per bushel of Grain delivered less the bushels subject to the Husker Trading Agreement (the “Service Fee”). No additional charges for transportation or other services shall be charged by Meuret; provided, however, if Husker Ag requests Meuret to perform services beyond the scope of this Agreement, then the charges for such services shall be negotiated at that time.

*** — Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission.

(b) Sales Confirmation. The sale of Grain by Meuret to Husker Ag shall be on a delivered-to-Plant basis, without additional charge for transportation or storage and with price, quantity, and time of delivery as mutually agreed upon by the parties. Each individual sale shall be confirmed in a written Meuret sale confirmation that will incorporate all particular terms of each such sale.

(c) Hedging. Meuret shall cooperate with Husker Ag to allow Husker Ag to maintain a hedging account with a third party. As requested from time to time, a representative of Meuret will attend meetings of the Husker Ag Risk Management Committee.

2.5 Delivery and Transfer of Title.

(a) Delivery. Meuret shall deliver the Grain or cause the Grain to be delivered to the Plant without additional charges for transportation or storage. Meuret shall retain and make available, at no cost to Husker Ag and during operating hours consistent with area grain elevators, which may vary seasonally, a minimum of two Meuret employees to work at the Husker Ag Plant on a full-time basis to receive, weigh, sample and grade Grain delivered. Meuret may observe delivery, weighing and sampling at any time Husker Ag is receiving Grain. Meuret agrees to have its employees perform these services during regular business hours or during such other hours as reasonably agreed between the parties. Meuret will pay all compensation and other benefits provided to the Meuret employees. Meuret will also provide all workers’ compensation insurance for its employees and agents and agrees to hold Husker Ag harmless and indemnify Husker Ag for any and all claims arising out of any injury, disability or death of any of Meuret’s employees or agents, except to the extent such injury, disability or death is caused by the negligence or intentional act of Husker Ag or its employees. Meuret also agrees to provide liability insurance for the acts of its employees while on Husker Ag’s premises or while performing services under the terms of this Agreement.

Meuret and its employees and agents shall have no claim against Husker Ag hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind. Husker Ag’s sole obligation will be to provide the Meuret employees with adequate working space. Husker Ag also may request the Meuret employees to perform additional tasks, as needed. The parties agree that they will sign a separate confidentiality agreement and Meuret will require each of its employees and agents working on Husker Ag’s premises or otherwise working on the performance of this Agreement to sign such confidentiality agreement.

(b) Transfer of Title. Title to the Grain and risk of loss shall pass to Husker Ag at the scale located at the Plant. Meuret will not take title to the Grain purchased by Husker Ag under this Agreement (other than the Grain that is purchased directly from Meuret). Husker Ag shall be responsible for all shrink from delivery of the Grain to the Plant until processing.

2.6 Administration and Accounting.

(a) Administration. Meuret will administer all relationships with Grain Suppliers and Freight Suppliers to the Plant and all related activities, including without limitation price negotiations, scheduling and inbound delivery logistics.

(b) Accounting. Husker Ag shall provide hardware for computers and will pay for communications fees and supplies (i.e., paper, postage, etc.) for any Meuret employees located at Husker Ag offices or the Plant. The purpose of the computers is to allow Husker Ag employees to obtain real time information on the Grain supply, cost, and delivery and to permit the Meuret employees to input data into Husker Ag’s system as requested from time to time by Husker Ag. If Husker Ag installs AGRIS software, then Meuret will pay for the scale interface, and the parties will participate in software training.

(c) Records. Husker Ag shall keep a set of books and records in accordance with generally accepting accounting principals with respect to all transactions where Meuret would be entitled to a Service Fee pursuant to Section 2.4(a) and shall make such books and records reasonably available to Meuret at Husker Ag’s office at any time by appointment during normal business hours upon at least five (5) business days prior written notice; provided that Meuret shall be entitled to no more than two (2) such visits in any calendar year.

Meuret shall keep a set of books and records in accordance with generally accepting accounting principals with respect to all transactions where Meuret would be entitled to a Service Fee pursuant to Section 2.4(a). Meuret shall make such books and records reasonably available to Husker Ag at Meuret’s office at any time by appointment during normal business hours upon at least five (5) business days prior written notice; provided that Husker Ag shall be entitled to no more than two (2) such visits in any calendar year. In addition, Meuret shall make available its daily bid records along with any other records reasonably related to Meuret’s historical corn purchases. Husker Ag shall have reasonable access to all such corn purchasing records.

2.7 Communications and Contracts with Grain Suppliers.

(a) Communications with Grain Suppliers. Meuret shall maintain and publicize a dedicated telephone line for procurement of Grain to supply Husker Ag. Meuret shall allow for Husker Ag staff to purchase and receive Grain from local grain producers at the Plant, provided that, any such purchases shall be (i) at the posted price for the day of delivery, and (ii) promptly confirmed by telephone or electronic message to Meuret.

(b) Contracts with Grain Suppliers. Meuret shall provide programs for grain origination in addition to spot pricing (e.g., hedge to arrive). Husker Ag shall be the contracting party on all contracts with Grain Suppliers, and Meuret may designate the Plant as the designated delivery point. All contracts and other communications with Grain Suppliers shall reference Husker Ag.

2.8 Self-Dealing. If Meuret procures any Grain on behalf of Husker Ag from Meuret or any of its affiliates, Meuret shall ensure that the price negotiated for such Grain is the same price that would be paid to a unrelated third party. Meuret shall provide written notice of any such transactions to the Husker Ag General Manager and Risk Management Committee within five (5) business days.

3. INVOICING AND PAYMENT.

3.1 Preparation of Invoices. Meuret will issue a monthly invoice to Husker Ag no later than the fifth (5th) day of each month for Grain delivered during the prior month. The invoice will be for the amount of net bushels of Grain delivered to Husker Ag pursuant to this Agreement (less any Grain procured under the Husker Trading Agreement) multiplied by $[            ].***

3.2 Payment Terms. Husker Ag shall pay by wire transfer (or other agreed method) to Meuret the amount invoiced by the close of business on the tenth (10th) business day.

4. WARRANTIES AND REPRESENTATIONS

4.1 Common Warranties and Representations. Each party represents and warrants to the other party that:

(a) it is duly incorporated or organized and in good standing in its state of incorporation or organization; it is qualified to do business in the State of Nebraska; it has full power and authority to enter into and perform this Agreement;

(b) all necessary action has been taken by the representing party to authorize the execution, delivery and performance of this Agreement; the execution, delivery and performance of this Agreement by such representing party does not, and will not, violate or constitute a breach of or default under any Governmental Requirement or any indenture, contract or other instrument to which the representing party or its assets are bound or to which its business is subject; and

(c) upon execution and delivery of this Agreement by the representing party, this Agreement will constitute the legal and binding agreement of the representing party enforceable against such representing party in accordance with its terms.

4.2 Meuret Warranties and Representations.

(a) Meuret, either through its own management or through lawful contracts entered into with third parties, currently has and shall maintain or cause to be maintained such licenses, permits and/or authorities as may be required to lawfully engage in the purchase and sale of the Grain; and

(b) Meuret represents that it is free to enter into this Agreement, and that this engagement does not violate the terms of any agreement between Meuret and any third party.

4.3 Husker Ag Warranties and Representations. Husker Ag shall maintain such licensing and certifications for the weigh scales, moisture testers and truck probes to receive and obtain official weights and other aspects of Grain delivered to the Plant.

5. TERM AND TERMINATION

5.1 Term of the Agreement. The initial term of this Agreement (the “Initial Term”) shall commence on the date hereof for a three year period. Meuret shall begin providing Grain to Husker Ag when reasonably requested by Husker Ag which is expected to be within thirty (30) days from the date hereof. This Agreement shall automatically renew for an additional

*** – Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission.

twelve (12) month period (a “Renewal Term”) at the end of the Initial Term and at the end of each Renewal Term thereafter, unless either Husker Ag or Meuret provides the other with written notice of its intent not to renew the Agreement not less than six months prior to end of the Initial Term or any subsequent Renewal Term.

5.2 Termination.

(a) Termination Upon Default. Upon the occurrence and during the continuance of any one or more Events of Default by a party and the expiration of any applicable cure period, then, at the other party’s sole discretion, such other party may declare this Agreement terminated effective immediately by issuing a written notice to the other party.

(b) Suspension of Operations. If the operation of the Plant is suspended for six (6) months or more, then, either party may declare this Agreement terminated effective immediately by issuing a written notice to the other party.

(c) Change of Control. Notwithstanding anything herein to the contrary, in the event of a Change of Control (as defined below), such Change of Control shall not be deemed an “Event of Default” under this Agreement. However, the party who is not subject to the Change of Control event may terminate this Agreement, in its sole discretion, on the closing date of the Change of Control event. For purposes of this Agreement, a “Change-in-Control” shall mean: (i) the sale of substantially all of the assets of either party to another person or entity, (ii) the acquisition of actual or beneficial ownership of more than fifty percent (50%) of the total combined voting power of either party’s shares or membership units entitled to vote by a person or group of persons acting in concert who did not own more than fifty percent (50%) on the date of this Agreement, or (iii) the merger of either party into another entity where such party’s shareholders or members (determined as of the date of merger) own (directly or indirectly) less than fifty percent (50%) of the shares of the surviving entity.

6. EVENTS OF DEFAULT AND REMEDIES.

6.1 Events of Default and Notice.

(a) Events of Default by either Husker Ag or Meuret. Any one or more of the following constitute an Event of Default by either Meuret or Husker Ag relating to their respective obligations hereunder:

(i) if a party defaults in the performance of, or fails to observe, any covenant, agreement, or condition contained in this Agreement and such default or failure continues for a period of thirty (30) days after written notice of such default or failure has been given to the defaulting party by the other party (other than a default described elsewhere in this Agreement that has a shorter period);

(ii) immediately if (A) a petition of bankruptcy under the present or any future bankruptcy act or code or any other act or code for the relief of debtors (I) is filed voluntarily by a party, or (II) is filed against a party and remains in place for more than 30 days, or (B) if a receiver or trustee is appointed to take control of substantially all of the assets of such party or of such party’s interest under this Agreement, or (C) if such party makes an assignment for the benefit of creditors of a material percentage of its assets, or (D) if a party terminates its existence or liquidates, voluntarily or involuntarily, any substantial part of its assets; or

(iii) if a party assigns its interest under this Agreement other than in accordance with the provisions hereof; notwithstanding the foregoing, Meuret hereby consents to any collateral assignment of this Agreement to Husker Ag’s lender, in the event of a Husker Ag Event of Default, as may be required by any such lender from time to time.

(b) Husker Ag Event of Default. If Husker Ag fails to pay any outstanding invoice for more than twenty (20) business days from the date of receipt thereof, Meuret may declare an Event of Default.

6.2 Remedies.

(a) Husker Ag’s Remedies. If Meuret fails to deliver Grain as required by this Agreement or fails to maintain the minimum supply in accordance with Section 2.1(d) above, or if Husker Ag reasonably in good faith believes that Meuret will fail to deliver Grain as required by this Agreement, Husker Ag may: (i) in good faith and without unreasonable delay, make any reasonable purchases of Grain in substitution of the quantity due from Meuret, (ii) recover from Meuret as damages the difference between the cost of cover under (i) and the Meuret posted price (or the average price at the comparable location(s), if Meuret has not posted a price), plus the Service Fee, together with any incidental or consequential damages, but less expenses saved in consequence of Meuret’s breach, (iii) seek and receive injunctive relief or a decree of specific performance, or (iv) credit the amount of damages Meuret has become obligated to pay Husker Ag, as determined by arbitration or if arbitration fails to occur as required hereby, a court of competent jurisdiction, to Husker Ag and set off such amount against any amounts owed by Husker Ag to Meuret.

(b) Meuret’s Remedies. If Husker Ag fails to make any payment for Grain delivered by Meuret and accepted by Husker Ag under the terms of this Agreement, Meuret may recover the payments from Husker Ag. Meuret may withhold future scheduled deliveries only if Husker Ag fails to pay Meuret the payments owed Meuret as provided by this Agreement within two (2) business days after Husker Ag and Husker Ag’s lender’s receipt of Meuret’s written demand for payment, and failure to cure within such time period. Meuret shall also have the right to specifically enforce the terms of this Agreement, including, but not limited to, the obligation of Husker Ag to purchase all of the Grain needed to operate the Plant from Meuret.

(c) No Exclusive Remedy. No right, power or remedy conferred by this Agreement shall be exclusive of any other right, power or remedy now or hereafter available at law, in equity, by statute or otherwise.

6.3 Waiver. Waiver or the lack of enforcement of its right by either party of any breach of the terms and conditions herein contained shall not be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement.

7. FORCE MAJEURE.

7.1 Relief from Obligation to Deliver or Accept Grain. In the event of either party being rendered reasonably unable by Force Majeure to perform any of its obligations in receiving or delivering Grain hereunder, the obligations of such party shall be suspended, to the extent it is unable, in whole or in part, to receive or deliver Grain by reason of Force Majeure, during the continuance of any inability so caused and the cause of such inability shall, so far as possible, be remedied with reasonable diligence. However, the party not subject to the Force Majeure event may, during such period, accept performance from the other party or a third party as it may reasonably determine under the circumstances.

7.2 Force Majeure Expenses.

(a) Notice by Meuret of Force Majeure. Upon notice by Meuret of Force Majeure, Husker Ag may: (i) in good faith and without unreasonable delay, make any reasonable purchases of Grain in substitution of the quantity due from Meuret, and (ii) recover from Meuret as damages the difference between the cost of cover under (i) and the Meuret posted price (or the average price at the comparable location(s), if Meuret does not have a posted price), plus the Service Fee, but less expenses saved in consequence of Meuret’s breach.

(b) Notice by Husker Ag of Force Majeure. Upon notice by Husker Ag of Force Majeure, Meuret may: (i) in good faith and without unreasonable delay, attempt to settle any existing purchase agreements with Grain Suppliers to release Husker Ag of any obligation to take delivery or Grain or negotiate an alternate purchaser for such Grain, and (ii) recover from Husker Ag as damages the settlement amount or the difference between the cost of corn and the covering sale under, plus the Service Fee, but less expenses saved in consequence of Husker Ag’s breach. The parties understand and agree that, upon resumption of normal operations, the obligation to pay any such Force Majeure expenses by Husker Ag shall be subordinate to payment of operating expenses and debt service payments.

8. INDEMNITY.

8.1 Meuret Duty to Indemnify. Meuret agrees to indemnify and hold Husker Ag harmless against any and all claims, losses, damages or expenses by or on behalf of any person or entity arising out of the performance of any covenant or agreement to be performed by Meuret, or arising from any act or negligence or willful misconduct on the part of Meuret, any person or entity claiming by, through or under Meuret or its agents, contractors, employees or invitees, including reasonable attorney fees, expenses, and liabilities, incurred in connection with any such claim or action or proceeding brought against Husker Ag.

8.2 Husker Ag Duty to Indemnify. Husker Ag agrees to indemnify and hold Meuret harmless against any and all claims, losses, damages or expenses by or on behalf of any person or entity arising out of the performance of any covenant or agreement to be performed by Husker Ag, or arising from any act or negligence or willful misconduct on the part of Husker Ag, any person or entity claiming by, through or under Husker Ag or its agents, contractors, employees or invitees, including reasonable attorney fees, expenses, and liabilities, incurred in connection with any such claim or action or proceeding brought against Meuret.

9. NON-DISCLOSURE. Except as and to the extent required by law, neither party, nor its employees, officers, affiliates, or agents, will disclose or permit disclosure of the terms of this Agreement or of any non-public information provided to either party pursuant to this Agreement. The parties will direct their representatives not to make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the terms of this Agreement. If a party is required by law to disclosure the terms of this Agreement, it must first provide in writing to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made. Notwithstanding any other provision contained in this Agreement, Meuret acknowledges and agrees that the disclosure of this Agreement and the transactions contemplated hereby by Husker Ag in any report filed with the Securities and Exchange Commission at any time after the date hereof will not be a violation of this Section 9.

10. MISCELLANEOUS PROVISIONS.

10.1 Notices. All notices, demands or requests by one party to another party shall be given at the address provided below:

For Husker Ag:	With a copy to:
Husker Ag, LLC	Doug Murray
Attn: Mike Kinney, Chairman	Baird Holm LLP
54048 Highway 20	1500 Woodmen Tower
Plainview, Nebraska 68769	Omaha, Nebraska 68102
Facsimile: (402) 582-3888	Facsimile: (402) 344-0588
For Meuret:	With a copy to:
J.E. Meuret Grain Co., Inc.	[n/a]
Attn: Pat Meuret
101 North Franklin Street
Brunswick, Nebraska 68720
Facsimile: (402) 842-3115	Facsimile:

Notices may be given by facsimile. Each party shall have the right, from time to time, to designate a different address by notice given in conformity with this section.

10.2 Successors in Interest. Each and all of the covenants, conditions and restrictions in this Agreement shall inure to the benefit of and shall be binding upon the successors, assigns, transferees, sublessees, licensees of the parties hereto.

10.3 Relationship of Parties. No partnership, joint venture or any other special relationship between the parties is created by this Agreement.

10.4 Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the matters covered herein, and no other agreement, statement or promise made by any party, to any employee, officer, or agent of any party, which is not contained in this Agreement shall be binding or valid.

10.5 Modification. This Agreement may not be modified or amended except in writing duly executed by both parties and shall not be modified or altered by any subsequent course of performance by either of the parties, except as expressly otherwise herein provided.

10.6 Choice of Law. This Agreement shall be deemed to have been made and executed in the State of Nebraska and the validity, construction, interpretation, effect and enforcement thereof shall be governed by the laws of the State of Nebraska.

10.7 Attorney’s Fees and Costs. Should either party institute any action or proceeding in court or before any arbitral body to enforce any provision of this Agreement or any Grain sale contract or for damages by reason of an alleged breach of any provision of this Agreement or any Grain sale contract, the prevailing party will be entitled to receive from the losing party such amount as the court or arbitral body may adjudge to be reasonable attorneys’ fees for the services rendered to the prevailing party in such action or proceeding.

10.8 Headings and Captions. The headings and captions of the titles, articles, sections, and subsections of this Agreement are inserted for convenience of reference only, and do not constitute part of the Agreement.

10.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall in such event be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

J.E. MEURET GRAIN CO., INC.		HUSKER AG, LLC,
a Nebraska corporation		a Nebraska limited liability company

By:	/s/ Pat Meuret	By:	/s/ Mike Kinney
Name:	Pat Meuret	Name:	Mike Kinney
Title:	President	Title:	President & Chairman of the Board